Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE Friday, June 20, 2003	CONTACT: Bob Lougee (508)870-6771

Arch Wireless Announces New Trading Symbol

Westborough, MA (June 20, 2003) — Arch Wireless, Inc. (OTCBB: AWIAV; BSE: AWL), a leading wireless messaging and mobile information company, today announced that it has been assigned a new trading symbol by Nasdaq as a result of the imposition of new transfer restrictions on its common stock. Effective June 18, 2003, and for an interim period during which certificates representing former shares of common stock will be exchanged for certificates of the new Class A common stock, Arch’s Class A common stock will trade on the OTC Bulletin Board under the new symbol AWIAV. The former trading symbol for Arch’s common stock on the OTCBB was AWIN.

In addition, once the exchange of certificates has been completed, the trading symbol for Arch’s Class A common stock (AWIAV) is expected to change again, this time to AWINA. Arch’s Class A common stock also trades on the Boston Stock Exchange under the symbol AWL, the same symbol under which Arch’s former common stock traded.

As previously announced, the new transfer restrictions, which were approved by Arch’s stockholders on June 12, were imposed by merging Arch with a wholly owned subsidiary and converting each share of Arch’s outstanding common stock into the right to receive one share of a new class of stock called Class A common stock.

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading wireless messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless messaging services to business and consumers nationwide, including paging, two-way wireless e-mail and messaging and mobile data solutions for the enterprise. Arch provides wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean principally through its nationwide sales force, as well as through resellers, retailers and other strategic partners. Additional information on Arch Wireless is available on the Internet at www.arch.com.

Statement under the Private Securities Litigation Reform Act: Statements contained in this press releases which are not historical fact, such as the expected trading symbol for Class A common stock, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, the assignment by Nasdaq of an alternative trading symbol for the Class A common stock, as well as other risks described from time to time in Arch’s periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.

_________________